EXHIBIT 10.7

MATRIX SERVICE COMPANY

AWARD AGREEMENT

                    , 20

«Grantee»

«Address1»

«Address2»

«City», «State» «PostalCode»

Dear «FirstName»:

1. Award. The awards set forth in this Award Agreement (the “Award Agreement”) are subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the 2004 Stock Incentive Plan of Matrix Service Company, a Delaware corporation (the “Company”), as amended and restated effective October 23, 2006, and as further amended by Amendment 1 thereto (the “Plan”), a copy of which is on file with, and may be obtained from, the Secretary of the Company, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Award Agreement. To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2. Restricted Stock Units.

(a) Restricted Stock Units Award. The Company hereby grants to you an aggregate of up to «Shares» restricted stock units (individually, an “RSU,” and collectively, “RSUs”) as more specifically set forth in Section 2(e). Each RSU entitles you to receive one share of common stock, par value $.01 per share, of the Company (the “Restricted Shares”) at such time as the restrictions described in Section 2(d)(ii) lapse as described in Section 2(e).

(b) Form of Restricted Stock; Possession of Certificates. The Company shall issue the Restricted Shares you become entitled to receive hereunder by book-entry registration or by issuance of a certificate or certificates for the Restricted Shares in your name as soon as practicable after the restrictions in Section 2(d)(ii) lapse as described in Section 2(e). In the event the Company issues a certificate or certificates for the Restricted Shares, such certificates shall be subject to such stop transfer orders and other restrictions as the committee of the Board of Directors that administers the Plan may deem necessary or advisable under the Plan and rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Restricted Shares are then listed, and any applicable foreign, federal or state securities laws.

(c) Shareholder Rights Prior to Issuance of Restricted Shares. Neither you nor any of your beneficiaries shall be deemed to have any voting rights, rights to receive dividends or other rights as a stockholder of the Company with respect to any Restricted Shares covered by the RSUs until the date of book-entry registration or issuance by the Company of a certificate to you for such Restricted Shares.

(d) Restrictions.

(i) Your ownership of the RSUs shall be subject to the restrictions set forth in subsection (ii) of this Section 2(d) until such restrictions lapse pursuant to the terms of Section 2(e).

(ii) The restrictions referred to in subsection (i) of this Section 2(d) are as follows:

(A) At the time you cease to be a director of the Company, other than as a result of an event described in Section 2(e)(ii), you shall forfeit the RSUs to the Company and all of your rights thereto shall terminate without any payment of consideration by the Company.

(B) You may not sell, assign, transfer or otherwise dispose of any RSUs or any rights under the RSUs. No RSU and no rights under any such RSU may be pledged, alienated, attached or otherwise encumbered, other than by will or the laws of descent and distribution, and any purported pledge, alienation, attachment or encumbrance thereof, other than by will or the laws of descent and distribution, shall be void and unenforceable against the Company.

(e) Lapse of Restrictions.

(i) The restrictions described in Section 2(d)(ii) shall lapse with respect to the RSUs on the third anniversary of the date of this Award Agreement (the “Measurement Date”), but only if and to the extent the Performance Goals set forth in this subsection (i) are met. The Performance Goals are as follows: aggregate Fully-Diluted Earnings Per Share of the Company for fiscal years 2008, 2009 and 2010:

Performance Level	Fully-Diluted Earnings Per Share	Number of RSUs for which Conditions are Satisfied
Minimum Performance Goal	$3.15	_______
Threshold Performance Goal	$3.22	_______
Target Performance Goal	$3.30	_______

Achievement of the Performance Goals will be measured when the Company’s Fully-Diluted Earnings Per Share for fiscal year 2010 is released to the public. In the event the Minimum Performance Goal is not met, then all of the RSUs will be forfeited to the Company. In the event the Company achieves Fully-Diluted Earnings Per Share that are between any of the Performance Levels set forth above, then the conditions with respect to the RSUs shall be deemed to have been met for the number of RSUs determined by linear interpolation between the applicable Performance Levels and the restrictions on such RSUs shall be removed on the Measurement Date and the remainder of the RSUs will be forfeited to the Company. In the event the Company achieves the Target Performance Goal, the conditions shall be deemed to have been satisfied and the restrictions on all of the RSUs associated with such Target Performance Goal as set forth above shall be removed on the Measurement Date. The Committee has the final authority to determine whether the Performance Goals have been met and to what extent.

For purposes of measuring the Performance Goal, “Fully-Diluted Earnings Per Share” shall mean, for any fiscal year, the Company’s fully-diluted earnings per share as set forth in the Company’s Consolidated Financial Statements included within its Annual Report on Form 10-K for such fiscal year, as filed with the Securities and Exchange Commission.

(ii) Notwithstanding the provisions of subsection (i) of this Section 2(e), the restrictions described in Section 2(d)(ii) shall lapse with respect to the RSUs (as if the Target Performance Goal had been met) upon the occurrence of any of the following events:

(1) Your death, “Disability” (as defined in the Plan) or your “Retirement” (as defined in Section 6); or

(2) A “Change of Control” (as defined in the Plan) of the Company.

(iii) Following the lapse of the restrictions described in Section 2(d)(ii), the Company will make a book-entry registration or will issue you a certificate as provided in Section 2(b) of this Award Agreement for the Restricted Shares covered by such RSUs in redemption of such RSUs.

3. Bonus Award.

(a) Phantom Share Bonus Award. In addition to the RSUs awarded pursuant to this Agreement and subject to the terms and conditions set forth herein, the Company hereby grants to you a cash “Bonus Award” calculated by reference to an aggregate of up to «Shares» phantom share rights (the “Rights”). Subject to the limitations set forth in this Section 3, each Right, when fully vested hereunder, will represent the economic equivalent of ownership of one share of the Company’s common stock, par value $0.01 per share (the “Stock”); provided that the Rights will not entitle you to, and you will not have any rights in, or own any, shares of Stock.

(b) Vesting. Subject to the limitations herein, the Rights granted shall vest and be payable on the third anniversary of the date of this Award Agreement (the “Vesting Date”) if and only to the extent the Bonus Award Performance Goals set forth in this subsection (b) are met. The Bonus Award Performance Goals are as follows: aggregate Fully-Diluted Earnings Per Share of the Company for fiscal years 2008, 2009 and 2010:

Performance Level	Fully-Diluted Earnings Per Share
Bonus Award Minimum Performance Goal	> than $	3.30
Bonus Award Maximum Performance Goal		$3.62

Achievement of the Bonus Award Performance Goals will be measured when the Company’s Fully-Diluted Earnings Per Share for fiscal year 2010 is released to the public. In the event the Bonus Award Minimum Performance Goal is not met, then the Rights will be forfeited to the Company and no Bonus Award will be payable. In the event the Company achieves Fully-Diluted Earnings Per Share that are between the Bonus Award Minimum Performance Goal and the Bonus Award Maximum Performance Goal, then the number of Rights which shall vest shall be determined by linear interpolation and the remainder of the Rights will be forfeited to the Company and no Bonus Award associated with such forfeited Rights shall be payable. In the event the Company achieves the Bonus Award Maximum Performance Goal, then all of the Rights shall vest and the entire Bonus Award shall be payable. The Committee has the final authority to determine whether the Bonus Award Performance Goals have been met and to what extent.

Notwithstanding the foregoing, the Rights shall not vest and you shall immediately forfeit all rights, title and interests in and to any and all Rights that have not vested on the date on which you cease to serve as a director of the Company for any reason.

(c) Payment. Within 10 days after the Vesting Date, the Company will pay in cash to you for each vested Right an amount equal to the closing price per share of the Company’s Stock as reported by the New York Stock Exchange on the Vesting Date.

(d) Transferability. The Rights (including the right to receive the Bonus Award) may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated. If you or anyone claiming under or through you attempts to violate this Section 3(d), such attempted violation shall be null and void and without effect, and all of the Company’s obligations hereunder shall terminate.

(e) No Stockholder Rights. You will not be deemed to be a holder of or possess any stockholder rights with respect to any shares of Stock based on the Rights granted hereunder.

4. Adjustment of Shares. The number of Restricted Shares subject to the RSUs, Granted Shares and/or Rights awarded to you under this Award Agreement may be adjusted as provided in the Plan.

5. Agreement With Respect to Securities Matters. You agree that you will not sell or otherwise transfer any Restricted Shares received pursuant to this Award Agreement except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration. Unless a registration statement relating to the Restricted Shares issuable upon the lapse of the restrictions on the RSUs pursuant to this Award Agreement is in effect at the time of issuance of such Restricted Shares, the certificate(s) for the Restricted Shares shall contain the following legend:

The securities evidenced by this certificate have not been registered under the Securities Act of 1933 or any other securities laws. These securities have been acquired for investment and may not be sold or transferred for value in the absence of an effective registration of them under the U.S. Securities Act of 1933 and any other applicable securities laws, or receipt by the Company of an opinion of counsel or other evidence acceptable to the Company that such registration is not required under such acts.

6. Certain Definitions. As used in this Award Agreement, “Retirement” shall mean the voluntary termination of your full-time employment with the Company or Subsidiary on the date on which you become, or after attaining, 65 years of age. Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan.

7. Compliance with 409A. The Company intends that this Award Agreement and the Plan either (1) comply with Section 409A of the Internal Revenue Code of 1986, as amended, and guidance thereunder (“Section 409A”) or (b) be excepted from the provisions of Section 409A. Accordingly, the Company reserves the right and you agree that the Company shall have the right, without your consent and without prior notice to you, to amend either or both this Award Agreement and the Plan to cause this Award Agreement and the Plan to be so compliant or so excepted and to take such other actions under the Plan and this Award Agreement to achieve such compliance or exception.

If you accept this Award Agreement and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

MATRIX SERVICE COMPANY

By:
Name:
Title:

The foregoing Award Agreement is accepted by me as of                     , and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.

«Grantee»